PACIFIC LIFE FUNDS - PL Large-Cap Growth Fund
  Report Pursuant to Rule 10f-3
  Quarter Ended September 30, 2012


Item                               Securities Purchased

(1)  Name of Issuer                          Splunk Inc.

(2)  Description of Security (name, coupon,
maturity, subordination, common
stock, etc.)                                Common Stock

(3)  Date of Purchase                      7/19/2012

(4)  Date of Offering                     7/19/2012

(5)  Unit Price                           $28.25

(6)  Principal Amount of
Total Offering                        $331,769,808.00

(7)  Underwriting Spread:
  Dollars ($)                               $0.99
  Percent (%)                                3.50%

(8)  Names of Syndicate Members        Morgan Stanley, Credit
For the purchased 10f-3 only:          Suisse, J.P, Morgan, BofA
Insert all Syndicate Members (not      Merrill Lynch, Pacific
just those listed on cover of offering Crest Securities, UBS
document).                             Investment Bank, Cowen
                                       and Company

(9)  Dollar Amount of Purchase by
the Portfolio                             $217,525

(10)  % of Offering Purchased by
Portfolio                                    0.0656%

(11)  % of Offering Purchased by
Associated Accounts                             4.77%

(12)  % of Portfolio Assets Applied
to Purchase                                     0.1600%

(13)  Name(s) of Syndicate Members
(s) from whom Purchased                      Morgan Stanley & Co.

(14)  Name of Affiliated Underwriter        UBS Investment Bank